ATTACHMENT

77. I) TERMS OF NEW OR AMENDED SECURITIES

Effective at the close of business on June 20, 2008 ("Modification Time"), the Advisor Class of the Wells Fargo Advantage Growth Fund (the "Fund") was renamed Class A and was modified to assume the features and attributes associated with Class A shares ("Share Class Modification"). The terms of the exchange privileges for the Advisor Class shares were modified to incorporate, in all respects, the terms of the exchange privileges of the Class A shares of other WELLS FARGO ADVANTAGE FUNDS. Additionally, Advisor Class shares, which were not subject to sales charges before the Share Class Modification, thereupon became subject to Class A initial and contingent deferred sales charges, as detailed in the Fund's prospectus for Class A shares, dated June 20, 2008 (the "Prospectus").

Fund shareholders who held Advisor Class shares at the Modification Time are eligible to purchase Class A shares of the Fund at NAV, so long as the conditions to such sales load wavier described in the Prospectus are met. Such shareholders are also eligible to exchange their Class A shares for Class A shares of another Wells Fargo Advantage Fund without imposition of any Class A sales charges and would be eligible to make additional purchases of Class A shares of such other Fund at NAV in the account holding the shares received in exchange. Certain limitations on the eligibility for such waivers apply to shareholders that hold Fund shares through an account maintained by a financial institution, as detailed in the Prospectus.
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Effective at the close of business on June 20, 2008 ("Modification Time"), the
Advisor Class of the Wells Fargo Advantage Large Company Core Fund (the "Fund") was renamed Class A and was modified to assume the features and attributes associated with Class A shares ("Share Class Modification"). The terms of the exchange privileges for the Advisor Class shares were modified to incorporate, in all respects, the terms of the exchange privileges of the Class A shares of other WELLS FARGO ADVANTAGE FUNDS. Additionally, Advisor Class shares, which were not subject to sales charges before the Share Class Modification, thereupon became subject to Class A initial and contingent deferred sales charges, as detailed in the Fund's prospectus for Class A shares, dated June 20, 2008 (the "Prospectus").

Fund shareholders who held Advisor Class shares at the Modification Time are eligible to purchase Class A shares of the Fund at NAV, so long as the conditions to such sales load wavier described in the Prospectus are met. Such shareholders are also eligible to exchange their Class A shares for Class A shares of another Wells Fargo Advantage Fund without imposition of any Class A sales charges and would be eligible to make additional purchases of Class A shares of such other Fund at NAV in the account holding the shares received in exchange. Certain limitations on the eligibility for such waivers apply to shareholders that hold Fund shares through an account maintained by a financial institution, as detailed in the Prospectus.